Exhibit (a)

Dice Inc.                                                      Dice Inc.
                                                            t: (212) 725-6550
                                                          http://about.dice.com/
--------------------------------------------------------------------------------
For Immediate Release:
April 3, 2002


         Dice Inc. Negotiates Right to Repurchase Convertible Notes at
                               up to 30% Discount
                    Retains UBS Warburg as Financial Advisor

New York, NY - April 3, 2002 - Dice Inc. (Nasdaq: DICE), the leading provider of online recruiting services for technology professionals, today announced that it has negotiated the right to repurchase, upon the occurrence of certain events, $53.02 million face amount (or 74% of the total) of its 7% convertible subordinated notes due January 2005 (the "Notes") at up to a 30% discount from three of its largest noteholders.

Option to Repurchase Convertible Notes
Through agreements with these holders, the Company has the right upon certain change of control events to repurchase the Notes from such holders at prices ranging from 70% to 110% of face value, plus accrued interest through the date of repurchase. The actual repurchase price will depend upon the amount received by the Company or its stockholders as a result of the change of control event. Repurchase prices higher than the minimum (70% of face value) are triggered by a change of control at a price that would be a premium to the current market value of the Company, increasing to the maximum of 110% of face value as proceeds to stockholders increase. The Company's repurchase option expires on October 3, 2002, although it may be extended for an additional three months under certain conditions.

Under the terms of the indenture pursuant to which the Notes were issued, upon the occurrence of a change of control event the holders would have been entitled to require the Company to repurchase the Notes at a price equal to 100% of the aggregate principal amount, plus accrued interest to the repurchase date.

In consideration for entering into these agreements, the Company is paying the equivalent of one coupon payment, or $1,856,000 in the aggregate, to the three holders. In addition, the Company is repurchasing today $1,766,000 aggregate principal amount of Notes from one of the holders for $1,236,000 in cash, plus accrued interest of $24,000. This holder will be entitled to receive an incremental payment on the $1,766,000 of Notes on the terms described above if a change of control event occurs.

Comments from Management
"By negotiating attractive repurchase terms for 74% of our outstanding debt, we are now in a position to move forward with evaluating various strategic alternatives," said Scot Melland, president and CEO of Dice Inc. "What this means for stockholders is that at our current market value, if a change of control occurs, stockholders of our company will have realized a net additional $14 million of equity value."

                                     -more-


Exploration of Strategic Alternatives
The Company also announced that it has retained UBS Warburg as its financial advisor in connection with an exploration of strategic alternatives. The Company's Board of Directors has authorized management and its financial advisor to explore strategic alternatives that would maximize shareholder value, including debt restructuring or refinancing, mergers, sales, strategic alliances or other similar strategic alternatives.

The Company noted that there could be no assurance that the exploration of strategic alternatives would result in any agreement or transaction, and that the Company may not make any further public announcements concerning its exploration of strategic alternatives unless and until a definitive agreement concerning a transaction is reached or the review has been concluded.

About Dice Inc.
Dice Inc. (Nasdaq: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed by clicking on Investor Relations at http://about.dice.com.

This press release contains forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements relating to the possibility of a change of control event or to management's efforts to maximize shareholder value through its exploration of various strategic alternatives, as well as the other matters referred to in this press release relating to the Company's option to repurchase some of its convertible subordinated notes, may be significantly and materially affected by certain risks and uncertainties, including, but not limited to, the Company's ability to attract interested parties and to implement any of its strategic alternatives with such parties on desirable terms, the effects of mergers and acquisitions within the Company's industry, general market conditions and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information.

Company Contact Information             Media Contact Information
Michael P. Durney                       Claudine Cornelis
Senior Vice President, Finance and      Laura Novak
Chief Financial Officer                 Morgen-Walke Associates
                                        tel: 212-850-5600
Constance Melrose
Vice President, Treasury and            Investor Relations Contact Information
  Investor Relations                    Richard Schineller
                                        3rd Millennium
Dice Inc.                               rich@3rd-mm.com
ir@dice.com                             tel: 973-633-0888, ext. 110
tel: 212-725-6550

                                      # # #